Exhibit 3.102

LIMITED LIABILITY COMPANY AGREEMENT

OF

HHC BC ORLANDO, LLC

a Delaware limited liability company

April 25, 2006

i

Section 23.	Entire Agreement	9

Section 24.	Binding Agreement	9

Section 25.	Governing Law	9

Section 26.	Amendments	9

Section 27.	Counterparts	10

Section 28.	Notices	10

SCHEDULE A	DEFINITIONS
SCHEDULE B	MEMBER
SCHEDULE C	MANAGERS
SCHEDULE D	OFFICERS

ii

LIMITED LIABILITY COMPANY AGREEMENT

OF HHC BC ORLANDO, LLC

a Delaware limited liability company

THIS LIMITED LIABILITY COMPANY AGREEMENT (together with the schedules and exhibits attached hereto, this “Agreement”) of HHC BC Orlando, LLC, a Delaware limited liability company (the “Company”), is entered into as of April 25, 2006, by Hilton Hotels Corporation, a Delaware corporation, as the sole equity member (the “Member”), Matthew J. Hart as Manager. Capitalized terms used and not otherwise defined herein have the meanings set forth on Schedule A (Definitions) hereto.

RECITALS

WHEREAS, the Member has heretofore formed a limited liability company pursuant to the Delaware Limited Liability Company Act, as amended from time to time (the “Act”), by filing the Certificate of Formation of the Company with the office of the Secretary of State of the State of Delaware (the “Secretary of State”) on April 25, 2006 (the “Certificate of Formation”) and

WHEREAS, the Member and Managers desire to enter into this Agreement for the purpose of setting forth and agreeing upon their and any future members’ or managers’ rights, duties and responsibilities with respect to the management and affairs of the Company, and their interests therein;

NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged the parties agree as follows:

Section 1. Name. The name of the limited liability company is HHC BC Orlando, LLC.

Section 2. Principal Business Office. The principal business office of the Company is located at 9336 Civic Center Drive, Beverly Hills, CA 90210 or such other location as may hereafter be determined by the Member.

Section 3. Registered Office and Registered Agent. The address of the registered office of the Company in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808. The name of the registered agent of the Company for service of process on the Company at such address is Corporation Service Company.

Section 4. Member. The mailing address of the Member is set forth on Schedule B (Member) attached hereto. The Member was admitted to the Company as a member of the Company upon its execution of a counterpart signature page to this Agreement.

Section 5. Certificates. Joel D. Maser is hereby designated as an “authorized person” within the meaning of the Act, and has executed, delivered and filed the Certificate of Formation of the Company with the Secretary of State. Upon the filing of the Certificate of Formation with the Secretary of State, the Member will become the designated “authorized person” within the meaning of the Act.

The existence of the Company as a separate legal entity will continue until cancellation of the Certificate of Formation as provided in the Act.

Section 6. Purposes. The purpose to be conducted or promoted by the Company is to engage in the following activities:

(a) The business and sole purposes of the Company are limited to owning interests in G/B/H Orlando Hotel Investors, LLC, a Delaware limited liability company, and G/B/H Condo Lot, LLC, a Delaware limited liability company (each, an “Entity” or collectively, the “Entities”), performing all of the Company’s obligations as a member of each Entity under their respective operating agreements dated as of May 23, 2006, as the same may be amended (the “Operating Agreements”), including making the capital contributions to each Entity as required thereunder, exercising all rights provided to the Company under the Operating Agreements, causing the Entities to comply with the Act and undertaking all actions and executing all instruments which the Company deems appropriate for the Company to comply with the Certificate of Formation and to fully carry out its duties and obligations under each of the Operating Agreements.

(b) The Company, by or through the Member, or the Board, any Manager, or Officer on behalf of the Company, may enter into and perform all documents, agreements, certificates, or financing statements contemplated thereby or related thereto, all without any further act, vote or approval any other Person notwithstanding any other provision of this Agreement, the Act or applicable law, rule or regulation. The foregoing authorization shall not be deemed a restriction on the powers of the Member or the Board, any Manager or Officer to enter into other agreements on behalf of the Company.

Section 7. Powers. The Company, and the Managers and the Officers of the Company on behalf of the Company, (a) will have and exercise all powers necessary, convenient or incidental to accomplish its purposes as set forth in Section 6 (Purposes) and (b) will have and exercise all of the powers and rights conferred upon limited liability companies formed pursuant to the Act, unless limited herein.

Section 8. Management.

(a) Board. The business and affairs of the Company will be managed by or under the direction of a Board of one or more individuals elected or designated by the Member to serve as Managers, and who will individually hereunder be referred to as a “Manager” and collectively as “Managers”. The Member may determine at any time in its sole and absolute discretion the number of Managers to constitute the Board. The authorized number of Managers may be increased or decreased by the Member at any time in its sole and absolute discretion, upon notice to all Managers. The initial number of Managers will be one (1). Each Manager elected or designated by the Member will hold office until a successor is elected and qualified or until such Manager’s earlier death, resignation, expulsion or removal. Each Manager will indicate acceptance of his or her appointment by execution of a counterpart of Agreement. Managers need not be Members. The initial Manager designated by the Member is identified on Schedule C (Managers) hereto.

(b) Powers. The Board will have the power to do any and all acts necessary, convenient or incidental to or in furtherance of the purposes described in Section 6 (Purposes), including all powers, statutory or otherwise. Subject to Section 6 (Purposes), the Board has the authority to bind the Company.

(c) Meetings of the Board. The Board may hold meetings, both regular and special, within or outside the State of Delaware. Regular meetings of the Board may be held without notice at such time and at such place as will from time to time be determined by the Board. Special meetings of the Board may be called by the President on not less than one day’s notice to each Manager by telephone, facsimile, mail, telegram or any other means of communication, and special meetings will be called by the President or Secretary in like manner and with like notice upon the written request of any one or more of the Managers.

(d) Quorum; Acts of the Board. At all meetings of the Board, a majority of the Managers will constitute a quorum for the transaction of business and, except as otherwise provided in any other provision of this Agreement, the act of a majority of the Managers present at any meeting at which there is a quorum will be the act of the Board. If a quorum is not present at any meeting of the Board, the Managers present at such meeting may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present. Any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board or committee, as the case may be.

(e) Electronic Communications. Managers on the Board, or any committee designated by the Board, may participate in meetings of the Board, or any committee, by means of telephone conference or similar communications equipment that allows all Persons participating in the meeting to hear each other, and such participation in a meeting will constitute presence in person at the meeting If all the participants are participating by telephone conference or similar communications equipment, the meeting will be deemed to be held at the principal place of business of the Company.

(f) Committees of Managers.

(i)	The Board may, by resolution passed by a majority of the members of the Board, designate one or more committees, each committee to consist only of one or more of the Managers of the Company. The Board may designate one or more Managers as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee.

(ii)	In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member.

(iii)	Any such committee, to the extent provided in the resolution of the Board, and subject to, in all cases, this Agreement will have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Company. Such committee or committees will have such name or names as may be determined from time to time by resolution adopted by the Board. Each committee will keep regular minutes of its meetings and report the same to the Board when required.

(g) Compensation of Managers: Expenses. The Board will have the authority to fix the compensation of the Managers. The Managers may be paid their expenses, if any, of attendance at meetings of the Board, which may be a fixed sum for attendance at each meeting of the Board or a stated salary as Manager. No such payment will preclude any Manager from serving the Company in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for attending committee meetings.

(h) Removal of Managers. Unless otherwise restricted by law, any Manager or the entire Board may be removed or expelled, with or without cause, at any time by the Member, and any vacancy caused by any such removal or expulsion may be filled by action of the Member.

(i) Managers as Agents. To the extent of their powers set forth in this Agreement, the Managers are agents of the Company for the purpose of the Company’s business, and the actions of the Managers taken in accordance with such powers set forth in this Agreement will bind the Company.

Section 9. Officers.

(a) Officers. The initial Officers designated by the Member are listed on Schedule D (Officers) hereto. The Board will choose the additional or successor Officers of the Company including at least a President, a Secretary and a Treasurer. The Board may also choose one or more Vice Presidents, Assistant Secretaries and Assistant Treasurers. Any number of offices may be held by the same person. Managers may serve as Officers. The Board may appoint such other Officers and agents as it deems necessary or advisable who will hold their offices for such terms and will exercise such powers and perform such duties as are determined from time to time by the Board. The salaries of all Officers and agents of the Company will be fixed by or in the manner prescribed by the Board. The Officers will hold office until their successors are chosen and qualified. Any Officer may be removed at any time, with or without cause, by the affirmative vote of a majority of the Board. Any vacancy occurring in any office of the Company will be filled by the Board.

(b) President. The President will preside at all meetings of the Board, will be responsible for the general and active management of the business of the Company and will see that all orders and resolutions of the Board are carried into effect. The President or any other Officer authorized by the President or the Board may execute all bonds, mortgages and other contracts, except: (i) where required or permitted by law or this Agreement to be otherwise signed and executed, including Section 6 (Purposes); (ii) where signing and execution thereof is expressly delegated by the Board to some other Officer or agent of the Company, and (iii) as otherwise permitted in Section 9(c) (Officers-Vice President).

(c) Vice President. In the absence of the President or in the event of the President’s inability to act, the Vice President, if any (or in the event there be more than one Vice President, the Vice Presidents in the order designated by the Board, or in the absence of any designation, then in the order of their election), will perform the duties of the President, and when so acting, will have all the powers of and be subject to all the restrictions upon the President. The Vice Presidents, if any, will perform such other duties and have such other powers as the Board may from time to time prescribe.

(d) Secretary and Assistant Secretary. The Secretary will be responsible for filing legal documents and maintaining records for the Company. The Secretary will attend all meetings of the Board and record all the proceedings of the meetings of the Company and of the Board in a book to be kept for that purpose and will perform like duties for the standing committees when required. The Secretary will give, or will cause to be given, notice of all meetings of the Member, if any, and special meetings of the Board, and will perform such other duties as may be prescribed by the Board or the President, under whose supervision the Secretary will serve. The Assistant Secretary, or if there are more than one, the Assistant Secretaries in the order determined by the Board (or if there be no such determination, then in order of their election), will, in the absence of the Secretary or in the event of the Secretary’s inability to act, perform the duties and exercise the powers of the Secretary and will perform such other duties and have such other powers as the Board may from time to time prescribe.

(e) Treasurer and Assistant Treasurer. The Treasurer will have the custody of the Company funds and securities and will keep full and accurate accounts of receipts and disbursements in books belonging to the Company and will deposit all moneys and other valuable effects in the name and to the credit of the Company in such depositories as may be designated by the Board. The Treasurer will disburse the funds of the Company as may be ordered by the Board, taking proper vouchers for such disbursements, and will render to the President and to the Board, at its regular meetings or when the Board so requires, an account of all of the Treasurer’s transactions and of the financial condition of the Company. The Assistant Treasurer, or if there are more than one, the Assistant Treasurers in the order determined by the Board (or if there be no such determination, then in the order of their election), will, in the absence of the Treasurer or in the event of the Treasurer’s inability to act, perform the duties and exercise the powers of the Treasurer and will perform such other duties and have such other powers as the Board may from time to time prescribe.

(f) Officers as Agents. The Officers, to the extent of their powers set forth in this Agreement or otherwise vested in them by action of the Board not inconsistent with this Agreement, are agents of the Company for the purpose of the Company’s business and, the actions of the Officers taken in accordance with such powers will bind the Company.

(g) Duties of Board and Officers. Except to the extent otherwise provided herein, each Manager and Officer will have a fiduciary duty of loyalty and care similar to that of directors and officers of business corporations organized under the General Corporation Law of the State of Delaware.

Section 10. Limited Liability. Except as otherwise expressly provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, are the debts, obligations and liabilities solely of the Company, and neither the Member nor the Managers, nor any Officers will be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member, Manager or Officer of the Company.

Section 11. Capital Contributions. The Member has contributed to the Company property of an agreed value as listed on Schedule B (Member) attached hereto.

Section 12. Additional Contributions. The Member is not required to make any additional capital contribution to the Company. However, the Member may make additional capital contributions to the Company at any time upon the written consent of such Member. To the extent that the Member makes an additional capital contribution to the Company, the Member will revise Schedule B (Member) of this Agreement. The provisions of this Agreement, including this Section 12 (Additional Contributions), are intended to benefit the Member and, to the fullest extent permitted by law, will not be construed as conferring any benefit upon any creditor of the Company (and no such: creditor of the Company will be a third-party beneficiary of this Agreement) and the Member will not have any duty or obligation to any creditor of the Company to make any contribution to the Company or to issue any call for capital pursuant to this Agreement.

Section 13. Allocation of Profits and Losses. The Company’s profits and losses will be allocated to the Member.

Section 14. Distributions. Distributions will be made to the Member at the times and in the aggregate amounts determined by the Board. Notwithstanding any provision to the contrary contained in this Agreement, the Company will not be required to make a distribution to the Member on account of its interest in the Company if such distribution would violate the Act or any other applicable law.

Section 15. Books and Records. The Board will keep or cause to be kept complete and accurate books of account and records with respect to the Company’s business. The books of the Company will at all times be maintained by the Board. The Company’s books of account will be kept using the method of accounting determined by the Member. The Company’s independent auditor, if any, will be an independent public accounting firm selected by the Member.

Section 16. Other Business. The Member and any Affiliate of the Member may engage in or possess an interest in other business ventures (unconnected with the Company) of every kind and description, independently or with others. The Company will not have any rights in or to such independent ventures or the income or profits therefrom by virtue of this Agreement.

Section 17. Exculpation and Indemnification.

(a) Neither the Member nor any Officer, Manager, employee, representative, agent, or Affiliate of the Company nor any Officer, Director, Manager, general partner, employee, representative, agent, or Affiliate of the Member (each a “Covered Person” or collectively, the “Covered Persons”) will be liable to the Company or any other Person who has an interest in or claim against the Company for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Covered Person by this Agreement, except that a Covered Person will be liable for any such loss, damage or claim incurred by reason of such Covered Person’s gross negligence or willful misconduct.

(b) To the fullest extent permitted by applicable law, a Covered Person will be entitled to indemnification from the Company for any loss, damage or claim incurred by such Covered Person by reason of any act or omission performed or emitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Covered Person by this Agreement, except that no Covered Person will be entitled to be indemnified in respect of any loss, damage or claim incurred by such Covered Person by reason of such Covered Person’s gross negligence or willful misconduct with respect to such acts or omissions; provided, however, that any indemnity under this Section 17 (Exculpation and Indemnification) by the Company wilt be provided out of and to the extent of Company assets only, and the Member will not have personal liability on account thereof.

(c) To the fullest extent permitted by applicable law, expenses (including legal fees) incurred by a Covered Person defending any claim, demand, action, suit or proceeding will, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Covered Person to repay such amount if it is determined that the Covered Person is not entitled to be indemnified as authorized in this Section 17 (Exculpation and Indemnification).

(d) A Covered Person will be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, ‘reports or statements presented to the Company by any Person as to matters the Covered Person reasonably believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, or any other facts pertinent to the existence and amount of assets from which distributions to the Member might properly be paid.

(e) To the extent that, at law or in equity, a Covered Person has duties (including fiduciary duties) and liabilities relating thereto to the Company or to any other Covered Person, a Covered Person acting under this Agreement will not be liable to the Company or to any other Covered Person for its good faith reliance on the provisions of this Agreement or any approval or authorization granted by the Company or any other Covered Person. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Covered Person otherwise existing at law or in equity, are agreed by the Member to replace such other duties and liabilities of such Covered Person.

(1) The foregoing provisions of this Section 17 (Exculpation and Indemnification) will survive any termination of this Agreement.

Section 18. Assignments. The Member may assign in whole or in part its limited liability company interest in the Company. If the Member transfers all of its limited liability company interest in the Company pursuant to this Section 18 (Assignments), the transferee will be admitted to the Company as a Member of the Company upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement, which instrument may be a counterpart signature page to this Agreement. Such admission will be deemed effective immediately prior to the transfer. Immediately following such admission, the transferor Member will cease to be a Member of the Company.

Section 19. Resignation. If a Member resigns, an additional Member of the Company may be admitted to the Company upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement, which instrument may be a counterpart signature page to this Agreement. Such admission will be deemed effective immediately prior to the resignation. Immediately following such admission, the resigning Member will cease to be a Member of the Company.

Section 20. Dissolution.

(a) The Company will be dissolved, and its affairs will be wound up upon the first to occur of the following: (i) the termination of the legal existence of the last remaining Member of the Company or the occurrence of any other event which terminates the continued membership of the last remaining Member of the Company in the Company unless the business of the Company is continued in a manner permitted by this Agreement or the Act or (ii) the entry of a decree of judicial dissolution under the Act. Upon the occurrence of any event that causes the last remaining Member of the Company to cease to be a Member of the Company, to the fullest extent permitted by law, the personal representative of such Member is hereby authorized to, and will, within ninety (90) days after the occurrence of the event that terminated the continued membership of such Member in the Company, agree in writing (i) to continue the Company and (ii) to the admission of the personal representative or its nominee or designee, as title case may be, as a substitute Member of the Company, effective as of the occurrence of the event that terminated the continued membership of the last remaining Member of the Company in the Company.

(b) Notwithstanding any other provision of this Agreement, the Bankruptcy of the Member will not cause the Member to cease to be a Member of the Company and upon the occurrence of such an event, the business of the Company will continue without dissolution.

(c) Notwithstanding any other provision of this Agreement, the Member waives any right it might have to agree in writing to dissolve the Company upon the bankruptcy of the Member or the occurrence of an event that causes the Member to cease to be a Member of the Company.

(d) In the event of dissolution, the Company will conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company will be applied in the manner, and in the order of priority, set forth in Section 18-804 of the Act.

(e) The Company will terminate when (i) all of the assets of the Company, after payment of or due provision for all debts, liabilities and obligations of the Company are distributed to the Member in the manner provided for in this Agreement and (ii) the Certificate of Formation is canceled in the manner required by the Act.

Section 21. Waiver of Partition; Nature of Interest. Except as otherwise expressly provided in this Agreement, to the fullest extent permitted by law, the Member hereby irrevocably waives any right or power that such Person might have to cause the Company or any of its assets to be partitioned, to cause the appointment of a receiver for all or any portion of the assets of the Company, to compel any sale of all or ant,’ portion of the assets of the Company pursuant to any applicable law or to file a complaint or to institute any proceeding at law or in equity to cause the dissolution, liquidation, winding up or termination of the Company. The Member does not have any interest in any specific assets of the Company, and the Member will not have the status of a creditor with respect to any distribution pursuant to Section 14 (Distributions) hereof. The interest of the Member in the Company is personal property.

Section 22. Severability of Provisions. Each provision of this Agreement is to be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality will not impair the operation of or affect those portions of this Agreement which are valid, enforceable and legal.

Section 23. Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof.

Section 24. Binding Agreement. Notwithstanding any other provision of this Agreement, the Member agrees that this Agreement constitutes a legal, valid and binding agreement of the Member, and is enforceable against the Member.

Section 25. Governing Law. THIS AGREEMENT IS TO BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF DELAWARE (WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES), ALL RIGHTS AND REMEDIES BEING GOVERNED BY SAID LAWS.

Section 26. Amendments. This Agreement may be modified, altered, supplemented or amended pursuant to a written agreement executed and delivered by the Member and signed by the Managers.

Section 27. Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original of this Agreement and all of which together constitute one and the same instrument.

Section 28. Notices. All notices under this Agreement will be in writing and will be effective upon personal delivery, upon written confirmation of a facsimile transmission, by email transmission or, if sent by overnight express courier or registered or certified mail, postage prepaid, addressed to the last known address of the party to whom such notice is to be given, then upon the deposit of such notice with, the overnight express courier service or in the United States mail.

[The remainder of this page is intentionally left blank]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Limited Liability Company Agreement of HHC BC Orlando, LLC, as of the date hereof.

MEMBER: HILTON HOTELS CORPORATION, a Delaware corporation

By:	/s/ W. Steven Standefer
Name:	W. Steven Standefer
Title:	Senior Vice President-Tax
MANAGER:

/s/ Matthew J. Hart
Matthew J. Hart, Manager

[Signature page of the member and the managers.]

SCHEDULE A

DEFINITIONS

A. Definitions

When used in this Agreement, the following terms not otherwise defined herein have the following meanings:

“Act” has the meaning set forth in the recitals.

“Affiliate” means (1) any officer, director or manager of the Company or the Member, (2) any person that controls, is controlled by or is under common control with such Member, and (3) any officer, director or manager of any entity described in (2) above.

“Agreement” means this Limited Liability Company Agreement of the Company, together with the schedules attached hereto, as amended, restated or supplemented or otherwise modified from time to time.

“Bankruptcy” means, with respect to any Person, if such Person (i) makes an assignment for the benefit of creditors, (ii) files a voluntary petition in bankruptcy, (iii) is adjudged a bankrupt or insolvent, or has entered against it an order for relief, in any bankruptcy or insolvency proceedings, (iv) files a petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding of this nature, (vi) seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of the Person or of all or any substantial part of its properties, or (vii) if one hundred and twenty (120) days after the commencement of any proceeding against the Person seeking reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, if the proceeding has not been dismissed, or if within ninety (90) days after the appointment without such Person’s consent or acquiescence of a trustee, receiver or liquidator of such Person or of all or any substantial part of its properties, the appointment is not vacated or stayed, or within ninety (90) days after the expiration of any such stay, the appointment is not vacated.

“Board” means the Board of Managers of the Company as described in Section 8 (Management).

“Certificate of Formation” has the meaning given it in the recitals of this Agreement.

“Company” means HHC BC Orlando, LLC, a Delaware limited liability company.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities or general partnership or managing member interests, by contract or otherwise. “Controlling” and “Controlled” has correlative meanings. Without limiting the generality of the foregoing, a Person is deemed to Control any other Person in which it owns, directly or indirectly, a majority of the ownership interests.

“Covered Persons” has the meaning set forth in Section 17(a) (Exculpation and Indemnification).

“Manager” means the person or persons elected to the Board from time to time by the Member. A Manager is hereby designated as a Manager of the Company within the meaning of the Act.

“Member” means Hilton Hotels Corporation, as the initial member of the Company, and includes any Person admitted as an additional member of the Company or a substitute member of the Company pursuant to the provisions of this Agreement, each in its capacity as a member of the Company.

“Officer” means an officer of the Company described in Section 9 (Officers).

“Person” means any individual, corporation, partnership, joint venture, limited liability company, limited liability partnership, association, joint stock company, trust, unincorporated organization, or other organization, whether or not a legal entity, and any governmental authority.

B. Rules of Construction

Definitions in this Agreement apply equally to both the singular and plural forms of the defined terms. The words “include” and “including” are to be deemed to be followed by the phrase “without limitation.” The terms “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section, paragraph or subdivision. The Section titles appear as a matter of convenience only and will not affect the interpretation of this Agreement. All Section, paragraph, clause, Exhibit or Schedule references not attributed to a particular document are references to such parts of this Agreement.

SCHEDULE B

MEMBER

Name	Mailing Address	Agreed Value of Capital Contribution	Membership Interest

Hilton Hotels	9336 Civic Center Drive	$2 Million	100%
Corporation	Beverly Hills, CA 90210

SCHEDULE C

MANAGERS

1.	Matthew J. Hart, Manager

SCHEDULE D

OFFICERS

NAME	TITLE

Matthew J. Hart	President and Secretary

W. Steven Standefer	Senior Vice President-Tax and Treasurer

K. Allen Anderson	Vice President and Assistant Secretary

Bryan S. White	Vice President and Assistant Secretary